Exhibit 10.4

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”) is entered into and is effective as of May 25, 2006 (the “Effective Date”) by and between Xi’an Si Jian Cultural Communication Co Ltd (the “Company”) with the principal place of business in Room 318, Hyatt Hotel, No 158 Dong Da Jie, Xi’an China, and Peter McCoppin (the “Consultant”) with the principal place of business at 1162 Munro Street, Victoria, BC Canada, V9A 5P4

R  E C I T A L S:

As a renowned musical conductor in North America, the Consultant has profound knowledge of music and good connection in the musical community. On the other hand, the Consultant also has a god reputation as a financial adviser to many international companies and banks. The Company desires to utilize the expert advice and consultation assistance of the Consultant in the field of music as well as finance.

T  E R M S:

NOW THEREFORE, in consideration of the mutual premises and covenants contained herein, and other good and valuable consideration, the receipt, sufficiency and adequacy of which is hereby acknowledged, the parties agree as follows:

1.00            Services to be Performed by Consultant

Consultant shall be the music director of the Company. Consultant’s responsibilities consist of the following activities:

A.
Consultant shall assist the dinner show in the Efanggong Project run by the Company. Consultant shall be in charge of the music production and music recordings throughout the preparation and production of the dinner show.

B.	Consultant shall be in charge of the exchange between and subsequent performances of Chinese and American actors in these two countries.

C.	Consultant shall direct the Company’s annual music festival in China

2.00           Terms & Fees

2.01
The term of this Agreement shall commence on the Effective Date and shall expire 36 months thereafter. The Company shall have the right to extend this contract an additional 12 months after the first 36 months expire.

2.02	Compensation
(a) payment is made in Stock - 2,000,000 free trading shares once the company is listed in the Asia Pacific Entertainment Incorporation APEI or by its new symbol on the open market

            (b) the consultant is entitled to receive  10 %  of the Company's annual profit

3.00   Termination

In the event of a breach of this agreement by Company, Company shall be responsible for any outstanding fees and expenses.  Consultant shall have the right to terminate this Agreement on the grounds of the Company’s failure to remit the required payments or in the event of any breach of the Agreement by Company.  Company has the right to terminate this agreement with thirty (30) days written notice. The parties agree that written notice will be deemed accepted and received by the parties via certified mail delivered to the address above or fax notification.

4.00   Travel

When travel is required and has been autjhorized by the Company, travel expenses will be reimbursed from Consultant’s city, or from any city at which Consultant may be located when called upon to perform the Services, and for Consultant’s return to any point providing reimbursement will not exceed the travel cost of returning to the city from which travel was authorized.

5.00	Consultant as Independent Contractor

The relationship of the Consultant to the Company is that of an independent contractor and will not be considered to be an agent or employee of the Company for any purpose, and nothing contained herein shall be construed as creating any other relationship.

The Consultant shall not subcontract, assign, transfer, or otherwise employ anyone to do any of the Services called for under this Agreement without prior written approval of the Company.

6.00   Use of Privileged Information:

The Consultant shall not use for personal gain or make other improper use of privileged information which is acquired in connection with the Services under this Agreement.

7.00	Liability

The Consultant, as an independent contractor, agrees to assume all risk associated with its activities under this Agreement; to indemnify and hold harmless the Company, its employees, officers, and agents from any liability, cost or expense arising out of or resulting from such activities; and to obtain all the insurance necessary for Consultant’s protection in connection with its performance of this Agreement.

8.00	Copy Right

Any copyrightable material developed by Consultant shall be considered work for hire and shall entitle the Company to be the copyright owner.

9.00    Miscellaneous Terms

9.01	Governing Law . This Agreement and the interpretation and enforcement of the terms of this Agreement shall be governed under and subject to the laws of the People’s Republic of China.

9.02
Arbitration .  Any dispute or claim arising from or in any way related to this agreement shall be settled by arbitration in Shenzhen, China.  All arbitration shall be conducted in accordance with the rules and regulations of the China International Economic and Trade Arbitration Commission, South China Sub-commission.

9.03
Attorneys Fees . In the event of a dispute between the parties concerning the enforcement orinterpretation of this Agreement, the prevailing party in such dispute, whether by legalproceedings or otherwise, shall be reimbursed immediately for the reasonably incurred attorneys' fees and other costs and expenses by the other parties to the dispute.

9.04	Captions. The captions by which the sections and subsections of this Agreement areidentified are for convenience only, and shall have no effect whatsoever upon itsinterpretation

9.05
Severance .  If any provision of this Agreement is held to be illegal or invalid by a court ofcompetent jurisdiction, such provision shall be deemed to be severed and deleted and neither such provision, nor its severance and deletion, shall affect the validity of the remaining provisions.

9.06
Confidentiality : Both Consultant and Company agree that it will not at any time, or in any fashion or manner divulge, disclose or otherwise communicate to any person or corporation, in any manner whatsoever, any information of any kind, nature, or description concerning any matters affecting or relating to the business of each others company.  This includes its method of operation, or its plans, its processes, or other data of any kind or nature that they know, or should have known, is confidential and not already information that resides in the public domain.  Both the Consultant and Company expressly agree that confidentiality of these matters is extremely important and gravely affect the successful conduct of business of each company, and its goodwill, and that any breach of the terms of this section is a material breach of this Agreement.  The provisions of this section shall survive termination of the Agreement.

10.00
Enforceability of Agreement:   This Agreement shall neither be deemed to be nor be enforceable until executed by Company.  Further, should the parties fail to execute this Agreement within thirty (30) days from the date of delivery of this Agreement, then this Agreement and all the terms and conditions contained herein shall become and be deemed null and void and neither party named herein shall be bound hereby.  Company, without the consent of Consultant, shall have the sole option to extend the time requirements set forth within this section 6.00, and any request by Consultant to extend the time requirements set forth in section 6.00 must be approved by Company in writing.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

COMPANY :

Xi’an Si Jian Cultural Communication Co Ltd

                                                                        /s/ Zhan Guoqiang, Director
                                                                        Zhan Guoqiang, Director

CONSULTANT :

/s/ Peter McCoppin
                                                                        Peter McCoppin